UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  May 23, 2007

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.  Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about June 15, 2007.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 2, 3, 4, 5, 6, 7, 8, 10, 11, 12, 13 and 14 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH MAY 4, 2007

1.             Please provide your volume growth by month from Feb through April of 2007 for both Air and Ocean.

Year over year unitary volume increases were:

	Airfreight Tonnage % Increases	Ocean Freight Container (FEU) % Increases

January	8%	3%
February	6%	38%
March	2%	2%

First Quarter	6%	12%

To date, April figures are not finalized for publication.

2.             Please elaborate on the ocean yield contraction in first quarter of 2007? How much of it was related to the inability to immediately and fully pass through rate increases and/or fuel surcharges during the quarter.  Was the magnitude of the yield compression similar in the Asia to US lanes as it was in the Asia to Europe lanes, broadly speaking?

The contraction in yields occurred most prolifically on ocean export shipments out of Asia and the largest percentage decrease in yields appears to have occurred on the Asia to North America trade lane.  The other major lanes actually saw small increases in yield.

The contraction of yields in the 1st quarter of 2007 as compared with the 1st quarter of 2006 was a function of market dynamics.  As prices in the market dropped, carriers, in general, needed to be sure that the downward movements were in fact permanent, as opposed to temporary price declines, before they passed on decreased rates.  In an FMC (Federal Maritime Commission) regulated market (which includes ocean traffic to and from the United States), rates can be dropped immediately; however, 30 days advance notice is required before rates can be increased for the identical service.  In this instance, as we reacted to market pricing by reducing pricing to our customers, the carriers were a little more cautious than they typically have been, in absorbing those pricing reductions.  Once satisfied that they were dealing with permanent, not temporary, reductions, the carriers followed suit.

Lest anyone detect a false sense of concern with the movements in the ocean yields, rest assured that no one here is contemplating jumping out any windows over this yield movement.  If one looks at this quarter’s yields in proper historical perspective, one will note that the 1st quarter 2007 yields are certainly respectable when viewed in the light of reported yields over the past 5 years.

3.             Discuss the yield expansion with the airfreight product.  Were there specific lanes with which the yield expansion was associated?  Were the yields relatively consistent throughout the quarter or did the expansion increase as you moved through the year?

Margins expanded slightly in all areas except for Europe, where they were down about 1% from levels recorded in the 2006 first quarter.  Yield expansion in the first quarter is not exactly an unprecedented phenomenon.  Because of the seasonal deployment of assets and the seasonal movement of freight, it is not at all unusual for there to be more space available during the first quarter of a year, than was available during the last quarter of the year that immediately preceded it.   This space can provide for the seasonal expansion of margins, which margins will begin to diminish as we proceed throughout the year’s seasonal cycles.

4.             Please explain the reclassification of expense to the rent and occupancy line.  Can you provide the reclassified rent expense for the second, third and fourth quarters of 2006?

On occasion, we will bill customers for “rent recovery” as a separate component of our service.  This occurs where we provide space to customers for the staging of product.   Heretofore, primarily because of the relative immateriality of the amounts involved, these billings  have been treated as a reduction of rental expense paid to a third party landlord.  Because of increasing business in this area, we looked a little more closely at how we handled the billing for these services and have determined that these particular kinds of billings are more appropriately shown as components of revenue, as opposed to a reduction in expense. Immaterial as they may be to total reported revenues and expenses, we have reclassified these amounts so that they are presented in conjunction with the core product to which they are most closely aligned.  We are in the process of formulating the reclassifications for quarters 2, 3 and 4 of 2006 and will publish those in a future 8-K.

5.             Are you still experiencing bid activity at above-normal levels.  If so, are there any drivers of this beyond the fallout from the industry mergers and acquisitions.

We’re not sure that we have expressly ever said anything about experiencing bid activities above the normal levels.  What we have said is that we can’t remember a time when we seem to have experienced more new business coming on board, based on new credit applications being approved… one could infer from that there is a lot of “bid” activity going on.   While mergers within the industry group have always bode well for us, we have never worked out any kind of scale, measure or algorithm that would enable us to quantify the actual market share gain that can be isolated and attributed solely to industry consolidation.

Also, and not intending to split the proverbial semantic hairs here, “fallout” is not a word we would chose to use.  While totally understandable, it carries with it a rather negative connotation.  Perhaps it is the similarity between the words “fallout” and “windfall”, but the use of the word “fallout” conjures up images of new business just “falling” in our lap.  Nothing could be farther from the truth.  While it is true that the turmoil and turbulence in the markets caused by the mergers and acquisitions of freight leviathans thrashing about does put a certain amount of business in play, there is still a great deal of work that has to be done to convince potential customers who are dissatisfied with existing logistics providers that Expeditors is the logical successor.  In order to be successful in attracting new business, we have to be responsive to price and customer service needs, including transition plans and information visibility, among others.  In that sense, the drivers of business expansion are no different from the drivers of generating new business when there isn’t a mega-merger out there.  The drivers of business are, and have always been, the ability to provide “best in class” customer service at a price where we can make a sustainable profit and the customers can recognize the value added to their supply chain.

6.             Could you please update us on the status of your European operations relative to internal expectations? Has the senior management resources in the region been stable over the past year or two?  Other than an extremely challenging comparison, is there anything specific to the 1st Quarter 2007 profit drop in the region?

From a “budget versus actual” standpoint, Europe was behind where they expected to be from an operating income perspective.  We should also add here that Europe and the Middle East are perennially the most aggressive regions we have when submitting annual budgets.  They both subscribe to the theory that you can achieve great things if you’re not afraid to fall a little short of lofty goals.  That philosophy has worked well for them.  The actual year over year results for the past couple of years usually speak for themselves in these regions.

Perhaps the most transparent way that we can describe our thoughts on Europe is to refer you back to our 1st quarter press release, where we noted that “last year’s victory” can become “this year’s hurdle”.  While we were challenged company-wide with tough comparisons, there were no tougher comparisons than in Europe.  Despite a rather flat 1st quarter of 2007, the reality is that we are up 115% from the 1st quarter of 2005.  We think the proper way to view these results is to reflect on the fact that certainly the majority of the business growth that we added in that 1st quarter of 2006, especially in Europe, was real growth in real business…that business seems to have stuck around.

With respect to the part of your question regarding the stability of  senior management resources in Europe for the last two years, we have noted previously, and it was featured in our Chairman and CEO’s letter to shareholders this year, that Manfred Amberger, our Senior Vice President for Continental Europe, retired last summer.  Manfred is sorely missed by all of us who had worked with him since he opened our German operations in the spring of 1992.  Manfred left good managers who were promoted to take his place and while we miss his presence (and really enjoy the e-mails and phone calls we still receive) in the true model of Teutonic efficiency that was the hallmark of his management style, he left people who were trained and ready to carry on effectively after his retirement.  So yes, Manfred is no longer on the stage, but in the greater sense, he hasn’t really “left the building”.  While we do miss our personal interaction and involvement, we have not missed his managerial expertise…as those whom he trained still embody and employ it daily.

Finally, are there other factors that Europe is dealing with?  From a macro perspective, having a weak US dollar is in some measure affecting the European economies’ abilities to export to the United States.  The flip side of that for us is that a strong Euro and Pound do stimulate imports.  Whatever amount our business may have been effected by a strong Euro or Pound, we seem to have made up for it with more import business, primarily from the Far East, whose currencies are more closely aligned to the US dollar than to whatever flavor of European currency you might choose.

7.             Does increased rail pricing for the containership providers impact landed pricing on your ocean forwarding customer’s importing goods into the U.S? How flexible is your pricing on the in-land rail part of the ocean move and how flexible are your costs?

When steamship lines quote a price to an inland destination, a factor in their pricing must include some component of their overall cost structure that has to be factored in for the physical  movement of that container from the actual port where it is taken off the vessel  to whatever inland location the quote is good for.  Accordingly, increased rail pricing will impact steamship lines’ profitability, and must therefore be passed on if they are going to maintain their margins.

Where we are both buying and selling rates to given destinations, there isn’t a lot of flexibility in the context of the impact higher rail prices will have on ocean freight rates to inland destinations.   Since it isn’t quoted as a separate transparent part of the rate by the steamship companies, it must be considered an integral part of the overall rate required to deliver the container to an inland location, just as if the steamship were able to keep going beyond the actual port where it docks and unload the container at the designated inland point.

8.             What has been your experience directionally regarding pricing of ocean contracts into and out of the May 1, 2007 change in the nautical year?

Other than to confirm that the cost of ocean transportation is going up and reference rising rail costs and capacity concerns as two primary reasons, there isn’t a lot more that we think is prudent for us to discuss at this juncture.

9.             Can you provide an update on April volume and revenue trends for air and ocean freight?

April volume trends are not available at this point in time but we will make them available in next month’s 8-K provided we receive any questions.

10.          According to the release, Expeditors opened a number of offices during the 1st Quarter 2007 (including 3 in Asia one in Doha, Qatar and one in Guatemala). How many offices does Expeditors plan to open over the remainder of the year? Where? and how does this compare to years’ past?

We don’t draw up a planned list for future office openings and then open those offices come what may.  We expand by plan and by opportunity.  Over the course of 2007, we very well could open a few more satellite locations in North America.  We will probably open at least 2 more locations in the Middle East and Gulf States.  India may provide us with other satellite opportunities and there could be another 3 or 4 offices in mainland China.  We realize that all sounds very pedestrian and generic, but, we have never made a lot of predictions… which is exactly what we hope we would have said anytime we were asked how many offices we’ll open this year as compared with the prior year.

11.          It feels like Asian imports into the U.S. have slowed a bit in the U.S. during 1st quarter 2007 seasonally adjusted versus recent quarters? Do you agree with this assessment for freight demand and has this deceleration continued into 2nd quarter of 2007

This is very difficult to assess, because the value of Asian imports could slow without the volume of Asian imports changing much.  If there is a slowing, and there is no real consensus here that there is, it would be the rate of growth that might be slowing, and not an actual slowing of volumes from what really are some quite impressive volumes, particularly when viewed from a historical perspective.

12.          What trends in y-o-y net revenue and operating income growth did you see sequentially throughout the quarter from January through March?  Are those trends continuing in April?

As we’ve noted in the press release, March was a record March and typically March is very much the strongest month of the first quarter…this quarter obviously being no exception.  Chinese New Year came late this year which impacts comparison between the months of January and February of 2007 with the same months of 2006.  Historically, the variability of the timing of Chinese New Year makes this comparison difficult. For that reason, we tend to view the 1st Quarter of any year as a two month Quarter, “January/February” and March.…for comparison purposes.  From that standpoint, growth was pretty typical throughout the quarter.

13.          Historically Expeditors has provided airfreight services for (name withheld). Does that relationship continue and if so when would you expect to see a pick-up in (name withheld)’s (product withheld) volume?

Please pardon us for being so surreptitious here.  We have done business with (name withheld) in the past.  For what ought to be obvious security and confidentiality reasons, we don’t comment on what commodities we might move for them or any other customer for that matter.  We’re not aware of what, if any, arrangements have been made for any of their products.  However, even if we did know, we would not comment about moves and flows of product.  That can create security issues.  In this hi-tech day and age, those who might benefit from security breaches can be quite sophisticated in how they gather their intelligence.  Accordingly, like most of our customers, (name withheld) takes security very, very seriously….as do we.  Hence a rather long way to say “NO COMMENT”.

14.          It has been rumored that Expeditors has been awarded a major ocean freight contract with a larger US-based retailer.  According to what we had heard, that business was to begin in April.  Did that occur and if so how is that ramping-up? What services exactly are you providing for this retailer?

You’ll notice that we’ve re-written your original question a little bit to remove the actual name of the customer involved.  We should also preface our remarks here by stating that because of security issues, and certainly competitive factors, we actually do try not to comment on specific business that we’re handling for anyone.   If you want to know specifically what we’re doing, we’d suggest that you contact them.  They are certainly at liberty to discuss what exactly our relationship may or may not be.  We actually are not at such great liberty for the reasons mentioned.

The fact is, we are always transitioning new business somewhere for someone.  A lot goes into planning transition, including how to make sure we meet the needs of a new customer without diluting the service standards and commitments to existing customers.  This is very key to us.  We work too hard to get new business only to lose it again because we’re not servicing it according to our original commitment to do so.

In our ocean business, we have three core products.  The first, and largest, is our NVOCC business (Non-Vessel Operating Common Carrier)—NVOCC is a rather dated term, as the more correct, and more recent legislative nomenclature is OTI (Ocean Transport Intermediary).  Of our total ocean freight revenue, in excess of 80% is NVOCC business.  The remaining two types of ocean revenue are ocean forwarding and order management.  When conducting business as an NVOCC, we issue a House Ocean Bill of Lading to the customer according to our own filed tariff and then in turn, negotiate a rate under our own contract with a steamship line.  Our profit is the different between the rates we sell at “retail” to the customer and the rate that we buy “wholesale” from the carrier.  When conducting ocean forwarding, we act as an agent for the steamship lines while billing a customer a fee to provide documentation and other services.  In this case the freight rate is based on the steamship lines’ contract with the customer and we’re merely charging a fee for whatever handling and documentation needs to be done to facilitate the shipments.  Finally, we also offer order management, which, as the name implies is basically the co-ordination and management of the core physical handling and information sequencing requirements for purchases made by our customers at selected overseas locations.  This is particularly important for large-volume shippers who negotiate their own contracts with ocean carriers, but require local assistance in managing the placement of the product on the selected steamship line.  On occasion, it can apply as needed to airfreight shipments, as well.

The objective of all this order management activity is to make sure that the product our customer has purchased overseas gets into the right container and that the container ultimately makes the scheduled sailing for the designated steamship line.  In addition to making sure that the products physically get where they need to be when they need to be there, we are also tasked with making sure that the associated information about these shipments is delivered electronically according to customer specification, however and to wherever the customer requires it.  In this manner, the customer has real-time visibility to the status of its goods moving through the supply chain.

Which of these services we’re performing, for any one customer, is really a matter for the customer to confirm, not us.  We will say that while we are currently transitioning new business for many new customers (which is a statement that we can always make—thankfully) right now, from a net revenue standpoint, we wouldn’t deem any one account being transitioned as individually significant.  Again, not wanting to appear surreptitious, we’re not comfortable confirming or denying anything else.  If you need or want to know more, you’ll have to contact the customer yourself.

15.          What was the contribution of your truck brokerage business in the quarter?

As we have emphasized previously, “truck brokerage” isn’t what we do.  We do engage in domestic, time-definite transportation in North America and we have some Pan-European trucking.  We had good growth in this business, albeit, from a materiality standpoint, it still does not begin to approach the threshold of what is required for individual reporting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

May 23, 2007	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

May 23, 2007	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer